UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

TOOTSIE ROLL INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tootsie Roll Industries, Inc.

7401 South Cicero Avenue, Chicago, Illinois 60629

March 30, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of your Company to be held on Monday, May 7, 2007, at 9:00 A.M., Eastern Daylight Savings Time, in Room 1200, Mutual Building, 909 East Main Street, Richmond, Virginia.

At the meeting, you will be asked to consider and vote upon the election of five directors and a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the 2007 fiscal year.

The formal Notice of the Annual Meeting of Shareholders and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope, whether or not you intend to be present at the Annual Meeting of Shareholders.

Sincerely,

Melvin J. Gordon	Ellen R. Gordon
Chairman of the Board and	President and
Chief Executive Officer	Chief Operating Officer

Tootsie Roll Industries, Inc.

7401 South Cicero Avenue, Chicago, Illinois 60629

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 7, 2007

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of TOOTSIE ROLL INDUSTRIES, INC. will be held in Room 1200, Mutual Building, 909 East Main Street, Richmond, Virginia, on Monday, May 7, 2007, at 9:00 A.M., Eastern Daylight Savings Time, for the following purposes:

1.                To elect the full board of five directors;

2.                To consider and act upon ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007; and

3.                To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 9, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. The relative voting rights of the Company’s Common Stock and Class B Common Stock in respect of the Annual Meeting and the matters to be acted upon at such meeting are described in the accompanying Proxy Statement.

Your attention is directed to the accompanying Proxy, Proxy Statement and 2006 Annual Report of Tootsie Roll Industries, Inc.

By Order of the Board of Directors
Barry P. Bowen, Assistant Secretary

Chicago, Illinois

March 30, 2007

NOTE:            Please mark, date and sign the enclosed Proxy and return it promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting in person. You may revoke your Proxy at any time before it is voted.

Tootsie Roll Industries, Inc.

7401 South Cicero Avenue

Chicago, Illinois 60629

PROXY STATEMENT

Annual Meeting of Shareholders—May 7, 2007

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tootsie Roll Industries, Inc. (referred to as the “Company,” “we” or “us” below) of the accompanying proxy for the Annual Meeting of Shareholders of the Company to be held on Monday, May 7, 2007, and at any adjournments thereof. The purpose of the meeting is for the shareholders of the Company to: (1) elect five directors to terms of office expiring at the 2008 Annual Meeting of Shareholders; (2) consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007; and (3) transact such other business as may properly come before the meeting and any adjournments thereof.

Proxies in the accompanying form, properly executed and received by the Company prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees and for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. The Board of Directors does not know of any other matters to be brought before the meeting; however, if other matters should properly come before the meeting it is intended that the persons named in the accompanying proxy will vote thereon at their discretion. Any shareholder may revoke his or her proxy by giving written notice of revocation to the Assistant Secretary of the Company at any time before it is voted, by executing a later-dated proxy which is voted at the meeting or by attending the meeting and voting his or her shares in person.

The Board of Directors has fixed the close of business on March 9, 2007 as the record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting of Shareholders to be held on May 7, 2007, and at any adjournments thereof. As of the close of business on March 9, 2007, there were outstanding and entitled to vote 35,370,611 shares of Common Stock and 18,383,029 shares of Class B Common Stock. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, and therefore the Common Stock will be entitled to a total of 35,370,611 votes and the Class B Common Stock will be entitled to a total of 183,830,290 votes. The Common Stock and the Class B Common Stock will vote together as a single class with respect to the election of directors and all other matters submitted to the Company’s shareholders at the meeting. This Proxy Statement and the enclosed form of proxy are being mailed to shareholders of the Company on or about March 30, 2007.

The entire cost of soliciting proxies in the accompanying form will be borne by the Company. Proxies will be solicited by mail, and may be solicited personally by directors, officers or regular employees of the Company who will not receive special compensation for such services. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Company’s Common Stock and Class B Common Stock.

VOTING INFORMATION

A shareholder may, with respect to the election of directors (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy. A shareholder may, with respect to each other proposal to be considered and voted upon at the meeting (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal or (iii) “ABSTAIN” from voting on the proposal. Proxies properly executed and received by the Company prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees and for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be counted in connection with the vote on such matter, although such votes may be counted in connection with the vote on other matters and will count for purposes of determining the presence of a quorum.

The affirmative vote of a plurality of the votes present in person or by proxy at the meeting and entitled to vote in the election of directors is required to elect directors. Thus, assuming a quorum is present, the five persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director(s) and non-votes with respect to the election of directors will not affect the outcome of the election of directors. If a quorum is present at the meeting, in order to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the number of votes cast favoring the action must exceed the number of votes cast opposing the action. Accordingly, non-votes and abstentions with respect to such matter will not affect the determination of whether such matter is approved.

PROPOSAL 1

ELECTION OF DIRECTORS

It is the intention of the persons named in the accompanying proxy to vote for the election of each of the five persons named in the table below as a director of the Company to serve until the 2008 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. All of such nominees are now directors of the Company, having been previously elected as directors by the shareholders of the Company or appointed by the Board of Directors. In the event any of the nominees, all of whom have expressed an intention to serve if elected, fail to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the Board of Directors. The information concerning the nominees and their shareholdings has been furnished by them to the Company.

The following table sets forth information with respect to the five nominees for election as directors:

Name, Age and Other Positions, if any, with Company	Period Served As Director and Business Experience During Past 5 Years

Melvin J. Gordon, 87, Chairman of the Board and Chief Executive Officer(1)(2)	Director since 1952; Chairman of the Board since 1962; Director and President of HDI Investment Corp., a family investment company.

Ellen R. Gordon, 75, President and Chief Operating Officer(1)(2)	Director since 1969; President since 1978; Director and Vice-President of HDI Investment Corp., a family investment company.

Barre A. Seibert, 65(3)(4)

Director since 2005; First Vice-President of Washington Mutual Bank since December 2003; Vice-President from August 2001 to December 2003; Chief Financial Officer of TransAlliance LP from 1995 to 2001.

Lana Jane Lewis-Brent, 60(3)(4)	Director since 1988; President of Paul Brent Designer, Inc. since 1992; former President of Sunshine-Jr. Stores, Inc.

Richard P. Bergeman, 69(3)(4)	Director since December, 2001; retired; Senior Vice-President of Unilever Bestfoods through February 2001; Senior Vice-President of Bestfoods through October 2000.

(1)          Member of the Executive Committee. When the Board of Directors is not in session, the Executive Committee has the powers of the Board in the management of the business and affairs of the Company, other than certain actions which under the laws of the Commonwealth of Virginia must be approved by the Board of Directors.

(2)          Melvin J. Gordon and Ellen R. Gordon are husband and wife.

(3)          Member of the Audit Committee.

(4)          Member of the Compensation Committee.

Director Independence and Corporate Governance.   The Board of Directors has determined that non-management directors are independent under the New York Stock Exchange (“NYSE”) listing standards because they have no direct or indirect relationship with the Company other than through their service on the Board of Directors and as shareholders. Shareholders and other interested parties who wish to communicate with the non-management members of the Board of Directors may do so by writing to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Audit Committee Chairman, c/o Corporate Secretary. The Company’s Corporate Governance Guidelines, which are posted on our website at www.tootsie.com and are available in print to any shareholder who requests a copy, provide that the Chair of the Audit Committee shall preside over executive sessions of the non-management directors. The Company has also adopted a Code of Business Conduct and Ethics, which applies to all directors and employees, and which meets the SEC’s criteria for a “code of ethics.” The Code of Business Conduct and Ethics is posted on the Company’s website and is available in print to any shareholder who requests a copy.

Meeting Attendance.   The Board of Directors held four regular meetings in 2006. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. During 2006, all directors attended at least 75 percent of the meetings of the Board of Directors and the Committees of which they were members. Mr. and Mrs. Gordon attended the 2006 Annual Meeting of Shareholders.

Audit Committee.   The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is appended to this Proxy Statement as Appendix A and is posted on our website at www.tootsie.com and is available in print to any shareholder who requests a copy. The Audit Committee held seven meetings during 2006. The Audit Committee is composed of three directors who qualify as “independent” under the NYSE listing standards. The Board of Directors has determined that no member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined by rules of the Securities and Exchange Commission (“SEC”) and the Board does not believe that given the capabilities of the members of the Audit Committee it has been necessary to have or recruit a member who would qualify as an audit committee financial expert as defined by the SEC.

Compensation Committee.   The Compensation Committee administers and makes awards under the Tootsie Roll Industries, Inc. Management Incentive Plan. This committee is composed of three directors who qualify as “independent” under the NYSE listing standards. As a “controlled company” under the NYSE listing standards (see “Controlled Company Status” below), the Company chooses to avail itself of an exemption afforded under the NYSE listing rules with regard to a compensation committee. As such, this committee does not maintain a written charter and does not have responsibility for making all compensation decisions with regard to the Chief Executive Officer or making recommendations regarding the other executive officers to the Board. Instead, except for the limited function of this committee noted above, the entire Board of Directors is responsible for determining the compensation structure and amounts for the executive officers, including the Chief Executive Officer, except that the Chief Executive Officer and the Chief Operating Officer recuse themselves from votes regarding their own compensation, or in circumstances where their participation, as an executive officer of the Company, would affect compliance with federal securities law or Section 162(m) of the Code. Given the Company’s status as a controlled company, the Board believes that this allocation of responsibilities between the Compensation Committee and the full Board for compensation decisions is appropriate. The Compensation Committee held one meeting during 2006. This committee has not delegated any of its duties to others.

The Company has engaged Compensation Strategies, Inc., an independent executive compensation consulting firm, to provide advice and assistance to both management and the Board regarding the Company’s executive compensation practices. Compensation Strategies, Inc. is referred to below as the “consultant.”  The consultant conducts regular reviews of total compensation of the Company’s executive officers, based on the process described in the Compensation Discussion and Analysis section below, for review by management and the Board of Directors in determining the appropriate levels of compensation for each executive officer. The consultant also provides advice with respect to other executive compensation issues that might arise throughout the year. The consultant does not attend meetings of the Board of Directors or of the Compensation Committee but is available to answer questions. The consultant does not receive any fees from the Company other than for executive compensation consulting services.

Director Nominations.   The Board of Directors does not have a nominating or corporate governance committee. As a “controlled company” under NYSE listing standards the Company is permitted to have the entire Board of Directors discuss and determine the nominees for election to the Board and oversee the Company’s corporate governance. The Board does not believe that given the current size and composition of the Board that it needs to have a separately-designated nominating committee to perform this function. The Board will consider director candidates recommended by shareholders, but the Board does not otherwise have a policy with regard to the consideration of director candidates recommended by shareholders, nor has it established any specific minimum qualifications that it believes must be met by a nominee for director, whether recommended by it or by a shareholder, or any specific qualities or skills that it believes are necessary for one or more of its directors to possess, as it believes that it can adequately consider the suitability and qualifications of any such candidates on a case by case basis. The Board does not currently have a policy for identifying or evaluating nominees for director, including nominees recommended by shareholders. If a candidate for nomination is recommended by a shareholder, the Board would evaluate that candidate in the same manner as all other candidates to be nominees for director. Any shareholder wishing to submit such a recommendation should do so in writing addressed to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, President. See “Shareholder Proposals For 2008 Annual Meeting” below in this proxy statement for information regarding procedures that must be followed by shareholders in order to nominate directors at the 2008 annual meeting.

Controlled Company Status.   The Company is a “controlled company” under the NYSE listing standards since the Gordon family collectively holds more 50% of the total voting power of the outstanding capital stock of the Company as of the Record Date.

DIRECTOR COMPENSATION

As described more fully below, this chart summarizes the annual cash compensation for our non-management directors during 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barre A. Seibert	54,250	—	—	—	—	—	54,250
Lana Jane Lewis-Brent	54,250	—	—	—	—	—	54,250
Richard P. Bergeman	59,750	—	—	—	—	—	59,750

Mr. and Mrs. Gordon do not receive fees for their service on the Board of Directors or its committees. Non-management directors received the following compensation for 2006:

•       an annual retainer of $43,000

•       $1,250 per Board meeting attended

•                     an annual retainer of $10,500 for the Chair and $5,000 to other members for serving on the Audit Committee

•       $1,250 for attending each meeting of the Compensation Committee

During 2006, all of the directors attended at least 75 percent of the meetings of the Board of Directors and the Committees of which they were members.  No perquisites or other personal benefits were provided to the non-management directors in 2006 other than occasional samples of the Company’s products.

The Board of Directors recommends a vote FOR the election of all named director nominees.

OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 9, 2007, information with respect to the beneficial ownership of our Common Stock and Class B Common Stock by each person known by the Company to be the beneficial owner of more than five percent of such Common Stock or Class B Common Stock. The information has been furnished by these persons or derived from filings with the SEC.

		Number of Shares of Common Stock and Class B Common Stock Owned Beneficially and Nature of Beneficial Ownership (1)			Percentage of Outstanding Shares of
Name		Direct	Indirect		Class
Melvin J. Gordon	Common	1,282,127	—		3.6%
	Class B	1,282,127	—		7.0%
Ellen R. Gordon	Common	7,902,837	100,437	(2)	22.6%
	Class B	8,589,921	38,945	(2)	46.9%
Melvin J. Gordon and Ellen R. Gordon, jointly as fiduciaries	Common	—	5,382,562	(3)	15.2%
	Class B	—	4,980,437	(3)	27.1%
Leigh R. Weiner	Common	1,282,885	271,853	(4)	4.4%
	Class B	2,173,407	371,674	(4)	13.8%

The address of Mr. and Mrs. Gordon is c/o Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629. The address of Mr. Weiner is c/o Becker Ross, LLP, 317 Madison Ave., New York, New York 10017-5372.

(1)          The persons named in the above table have sole investment and voting power over the shares indicated therein as being owned directly and share investment and voting power over the shares indicated therein as being owned indirectly. Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock.

(2)          Includes 38,945 shares of each of Common Stock and Class B Common Stock held as co-trustee of one of the Company’s tax qualified retirement plans, and 61,492 shares of Common Stock held as co-trustee of a trust which holds such shares of Common Stock with regard to one of the Company’s nonqualified deferred compensation plans.

(3)          Includes 4,610,261 shares each of Common Stock and Class B Common Stock held by Mr. and Mrs. Gordon as fiduciaries for their children and 772,301 shares of Common Stock and 370,176 shares of Class B Common Stock owned by a charitable foundation of which members of the Gordon family are directors.

(4)          Includes 73,240 shares of Common Stock and 46,160 shares of Class B Common Stock held by Mr. Weiner’s wife (as to which he disclaims beneficial ownership), 197,891 shares of Common Stock and 140,504 shares of Class B Common Stock held by Mr. Weiner or by his wife as custodian for their children and 722 shares of Common Stock and 185,010 shares of Class B Common Stock held by a charitable foundation of which Mr. Weiner and members of his family are directors.

OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK BY MANAGEMENT

The following table sets forth, as of March 9, 2007, the beneficial ownership of Common Stock and Class B Common Stock by each nominee for director, by each executive officer who is named in the summary compensation table included in this proxy statement, and by all directors and executive officers of the Company as a group.

		Number of Shares of Common Stock and Class B Common Stock Owned Beneficially and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares of
Name		Direct	Indirect	Class
Melvin J. Gordon	Common	(2)	(2)	(2)
	Class B	(2)	(2)	(2)
Ellen R. Gordon	Common	(2)	(2)	(2)
	Class B	(2)	(2)	(2)
Barre A. Seibert	Common	2,611	1,030	(5)
	Class B	—	—	(5)
Richard P. Bergeman	Common	1,190	—	(5)
	Class B	—	—	(5)
Lana Jane Lewis-Brent	Common	5,066	17,010 (3)	(5)
	Class B	—	—	(5)
John W. Newlin, Jr.	Common	11,864	1,462 (4)	(5)
	Class B	13,268	1,462 (4)	(5)
Thomas E. Corr	Common	—	—	(5)
	Class B	—	—	(5)
G. Howard Ember, Jr.	Common	1,404	14,461	(5)
	Class B	—	—	(5)
All directors and executive officers as a group (10 persons)	Common	9,207,099	5,516,962	41.6%
	Class B	9,885,316	5,020,844	81.1%

(1)          The persons named in the above table have sole investment and voting power over the shares indicated therein as being owned directly and share investment and voting power over the shares indicated therein as being owned indirectly. Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock.

(2)          See the table under the caption “Ownership of Common Stock and Class B Common Stock by Certain Beneficial Owners” above for shareholdings of Mr. and Mrs. Gordon.

(3)          Includes 2,846 shares held for the benefit of a minor child, 11,893 shares held jointly with by Ms. Lewis-Brent’s spouse and 861 shares (as to which she disclaims beneficial ownership) held by her spouse.

(4)          Mr. Newlin disclaims beneficial ownership of such shares held in trust for the benefit of his wife.

(5)          Less than 1% of the outstanding shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of our Common Stock or Class B Common Stock to file reports of ownership and changes in ownership with the SEC and NYSE. Such persons are also required to furnish the Company with copies of all such reports.

Based solely on a review of the copies of such reports, and written representations from certain reporting persons, we are pleased to note that our directors, executive officers and greater than ten percent shareholders filed all required reports during or with respect to fiscal year 2006 on a timely basis, except for one report for Mr. Weiner which was filed four days late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the compensation program for the Company’s executive officers identified in the Summary Compensation Table below, who we refer to in this discussion as the “named executive officers.”

Corporate Principles

We believe that the differences among companies are attributable to the caliber of their people, and therefore we strive to attract and retain superior executives. We maintain a conservative financial posture in deploying and managing our assets and do not jeopardize long-term growth for immediate, short-term results.

Objectives of Compensation Program

The objectives of our compensation program for named executive officers consistent with these corporate principles are to:

•                    encourage and reward individual effort and teamwork in order to improve the Company’s financial performance, and

•                    attain the Company’s principal long-term objective of profitably building the Company’s well-known brands.

All compensation and benefits for named executive officers described below have as a primary purpose the need to attract, retain and motivate the types of individuals who will be able to execute our business strategy while upholding our values in an ever changing competitive environment. The Company’s compensation program includes salary, annual cash incentives, annual awards under the Company’s Career Achievement Plan, which we refer to as the “CAP” below, split-dollar life insurance coverage, retirement benefits and, for the Chief Executive Officer and the Chief Operating Officer, use of Company aircraft and housing.

Named executive officers do not receive stock options, restricted stock or other forms of equity compensation. The Board does not grant equity compensation to the Chief Executive Officer and the Chief Operating Officer because of their significant equity stake in the Company. Other named executive officers also do not receive equity compensation, as the Board has decided to motivate executive behavior based on financial and management objectives consistent with our corporate principles.

Process for Setting Executive Compensation

As discussed above, the Board of Directors is responsible for determining the compensation structure and amounts for the named executive officers, except that the Compensation Committee (which we refer to in this Compensation Discussion and Analysis as the “committee”), is responsible for administering and determining the annual cash incentives for the named executive officers. The named executive officers’ compensation program is balanced between short-term and long-term compensation and incentives. The Board of Directors believes that too much emphasis on incentive compensation can lead to behaviors that are not necessarily in the long-term best interests of shareholders. Therefore, the compensation program has been designed intentionally to avoid a mix of pay elements that places too much weight on the role of incentive pay. As a result, the Company’s compensation program carries a heavier weighting on base salary than is typical in the competitive marketplace. However, when comparing the Company’s executive compensation program as a whole to that of its direct competitors for executive talent, the primary focus is on total compensation. In addition, the Board of Directors considers the performance of the named executive officers during the fiscal year when exercising discretion to adjust annual compensation. The Board of Directors believes that this program will lead to increased shareholder value on a long-term basis.

Competitiveness Assessment

The Board regularly reviews total compensation levels for similarly situated executives of a group of industry peers. With the assistance of an independent compensation consultant, statistical analysis is used to adjust all market compensation data to reflect the current annual revenues and market capitalization of the Company given the variation in size of the companies from which compensation data is collected. Each element of compensation as well as total compensation is quantified and reviewed to determine the Company’s competitiveness compared to the market. However, the Company does not target any specific level of compensation with respect to the market such as the 50% percentile of peer companies. In determining appropriate individual compensation levels for the named executive officers, the Board considers this competitive market compensation data, as well as the individual’s experience, internal equity among the executive officers, as well as individual and Company performance. Compensation levels for all named executive officers, except the Chief Executive Officer and the Chief Operating Officer, are approved by the Board based on the recommendation of, and performance evaluation by, the Chief Executive Officer and the Chief Operating Officer. In the case of the Chief Executive Officer and the Chief Operating Officer, the independent members of the Board review and approve their compensation levels after conducting an evaluation of their prior-year performance.

Peer Group

The group of peer companies used in the review of total compensation levels consists of publicly traded companies in the snack and confectionary industries with annual revenues ranging from $294 million to $34.1 billion and market capitalizations ranging from $344 million to $58.7 billion. The Board considers the make-up of the group on an on-going basis. Each company included in the group is shown below:

Peer Group	Annual Revenues (in millions)	Market Capitalization, as of 12/29/2006 (in millions)
Campbell Soup Company	$7,548	$14,934
Dean Foods Company	$10,506	$5,684
General Mills Inc	$11,640	$19,814
Hershey Company	$4,836	$11,570
J & J Snack Foods Corp	$457	$765
Kraft Foods Inc	$34,115	$58,696
Lancaster Colony Corp	$1,131	$1,411
Lance Inc	$679	$619
McCormick & Company Inc	$2,592	$5,017
Ralcorp Holdings Inc	$1,675	$1,366
The J. M. Smucker Company	$2,155	$2,752
Topps Company Inc	$294	$344
Wm. Wrigley Jr. Company	$4,159	$14,358

In 2006, there were no changes to the peer group used for evaluating the Company’s executive compensation programs.

Elements of Compensation

Base Salary

The Board annually reviews each named executive officer’s base salary. As discussed above, base salaries carry a heavier weighting than is typical in the competitive marketplace. In determining a named executive officer’s base salary level, the Board considers the following factors:

•       Individual performance and contribution to the Company, including length of service in the position;

•       Comparative compensation levels of other companies, including the periodic compensation studies performed by an independent compensation consultant;

•       Overall competitive environment for executives and the level of compensation considered necessary to attract and retain executive talent;

•       Historical compensation and performance levels for the Company; and

•       A desire to adhere to Internal Revenue Code Section 162(m) regulations on deductible compensation, thus maximizing the Company’s ability to receive federal income tax deductions.

Any changes to base salary levels typically become effective as of January 1st. Effective January 1, 2006, base salary increases ranging from 5.7% to 6.1% were approved by the Board for the named executive officers other than the Chief Executive Officer and the Chief Operating Officer. These adjustments reflect the Board’s assessment of the factors outlined above. Effective January 1, 2007, base salary increases ranging from 2.4% to 4.2% were approved by the Board for the named executive officers other than the Chief Executive Officer and the Chief Operating Officer. As with the prior year, the adjustments reflect the Board’s assessment of the factors described above. No increases were approved for the Chief Executive Officer or the Chief Operating Officer in either 2006 or 2007 due to the non-deductibility of salary in excess of $1 million under federal tax laws.

Annual Incentives

All of the named executive officers are eligible to participate in the Management Incentive Plan, which we refer to as the “MIP” below and which was approved by shareholders at the Company’s 2006 Annual Meeting of Shareholders. The MIP is designed to recognize and reward the named executive officers for their contribution to the Company’s overall financial performance as well as the attainment of individual and Company goals, while maintaining the tax deductibility of the annual incentive bonuses. Under the terms of the MIP, if the Company has net earnings (as defined in the MIP) of greater than $35 million during the applicable performance period, each named executive officer is deemed to have earned an award equal to the MIP’s maximum award of $3.5 million. However, the committee will use its discretion to reduce this amount, even to zero, for each named executive officer based on the following factors:

•       Net earnings and earnings per share;

•       Increase in sales of core brands and total sales;

•       Net earnings as a percentage of sales;

•       Performance in accomplishing cost savings and operational improvements;

•       Performance in accomplishing and integrating successful acquisitions, and

•       Other strategic objectives that may be determined from time to time.

For fiscal year 2006, the committee used its discretion to reduce the maximum payments to the levels indicated in the Summary Compensation Table. The Company’s 2006 net earnings were $65,919,000 and earnings per share were $1.22. Total sales were $495,990,000 and sales of core brands increased. Net earnings as a percent of sales were 13.3%. Of the forgoing, net earnings and earnings per share, as compared to the prior year, are the predominant factors considered by the committee in determining bonus awards for each named executive officer. In comparing 2006 results to the prior year, 2005 net earnings and earnings per share were adjusted to exclude a net after-tax gain relating to the sale of surplus real estate net of the write-off of a minor trademark and goodwill and additional income taxes relating to repatriated foreign dividends. This non-recurring gain was similarly excluded from 2005 results when the committee determined 2005 bonus awards for each named executive officer.

Career Achievement Plan

In 2006, the named executive officers other than the Chief Executive Officer and the Chief Operating Officer were eligible to receive annual CAP awards. The CAP is designed to provide executive officers an incentive to achieve both short-term and long-term financial and other strategic goals of the Company and is also intended to provide an incentive for the named executive officers to remain with the Company on a long-term basis. Under the CAP, executive officers may be awarded a fixed dollar amount based on performance, which is then credited to an unfunded bookkeeping account established on behalf of each named executive officer. Participants vest in each annual award under the CAP ratably in annual installments over five years, provided that they are continuously employed by the Company. All distributions (other than distributions made by reason of the participant’s death), are subject to the participant entering into a non-competition and non-solicitation agreement.  A fuller description of the CAP follows the Nonqualified Deferred Compensation table below in this proxy statement.

The CAP awards to the named executive officers are determined by the Board of Directors based on the Company’s performance and the named executive officer’s contribution to the Company’s long-term growth and the success. In making this determination, the Board generally relies on the same factors outlined above with respect to the MIP. In addition, the Board uses its discretion in making CAP awards based on the long-term growth and success of the Company and the named executive officer’s contribution thereto. Unlike the MIP, the CAP has not been approved by shareholders and payments under the CAP are not exempt from the $1 million deduction limitation under federal tax laws. However, the Company preserves deductibility of CAP benefits by deferring payment to a period later than the executive’s employment termination. For fiscal year 2006, the amounts of the CAP awards ranged from $147,000 to $204,000 for Messrs. Ember, Newlin and Corr.

In December 2006, the Board of Directors voted to restore the Chief Executive Officer and Chief Operating Officer to full participation in the Excess Benefit Plan, which we refer to below as the EBP, from 60% to 100%, and to resume their participation in the CAP, both effective as of January 1, 2007. As further detailed in the following section, prior to January 1, 2007, the Chief Executive Officer and the Chief Operating Officer received split dollar life insurance benefits in lieu of receiving certain benefits to which these executives were entitled or would likely have otherwise received.   Following consultation with the Company’s consultant, the Board determined that it was appropriate for the Chief Executive Officer and the Chief Operating Officer to resume full participation in the EBP and the CAP as no further premium payments will be made under the split dollar agreements after this shareholders meeting.

Split-Dollar Life Insurance Agreements

In 1982, the Board of Directors approved the adoption of split-dollar life insurance agreements with respect to the Chief Executive Officer and the Chief Operating Officer. The primary purpose of this insurance was to assist the Chief Executive Officer and the Chief Operating Officer in their desire to provide liquid assets to their heirs to pay estate taxes, thereby minimizing the necessity for their estates to sell large blocks of shares of the Company to pay estate taxes which sale might disrupt the market for the Company’s shares which provides the Company with stability and acts as an incentive to these executives to continue their employment with the Company. In 1993, the Company adopted new split-dollar agreements in exchange for a waiver by these executives of (i) past and certain future compensation that these executives previously earned or would be entitled to earn under the Career Achievement Plan, (ii) 40% of their past and certain future accumulations under the EBP, and (iii) certain other deferred compensation these executives had previously earned. Under the terms of these agreements, as amended through 1998, the Company is entitled to fully recover all of its premium payments upon the death of the Chief Executive Officer and the Chief Operating Officer (or, with respect to some of these policies, the Chief Operating Officer) or, if sooner, the voluntary termination of employment by these executives and certain other events. The Company also entered into split dollar life insurance agreements with its other named executive officers which provide a net death benefit of approximately $1,000,000 for each. The purpose of these agreements was to provide an additional vehicle to retain senior management. The full dollar value of the life insurance premium payments made in 2006 as required under these agreements on behalf of all named executive officers is reported in the “All Other Compensation” column in the Summary Compensation Table without any discount to reflect the Company’s right to fully recover these amounts. The Company’s remaining annual obligation to make premium payments under all split dollar life insurance agreements for all named executive officers is less than $10,000.

Other Benefits and Arrangements

The named executive officers are provided with the same benefits, such as group insurance coverage and participation in the Company’s tax-qualified retirement plans, as other salaried employees. The named executive officers, as well as other Company employees, also participate in the Company’s EBP, which restores retirement benefits lost due to federal tax law limitations on contributions to tax qualified plans. The material terms of the EBP are summarized under the Nonqualified Deferred Compensation table below in this proxy statement.

Perquisites

The Chief Executive Officer and the Chief Operating Officer use Company aircraft to visit our manufacturing plants, attend trade association meetings, visit potential acquisition candidates, participate in advertising, media and public relations activities, interview potential executive candidates, attend board meetings of the Company and other entities and travel between corporate headquarters and other locations where they also maintain executive offices and personal housing. The Board believes that the ability of the Chief Executive Officer and the Chief Operating Officer to safely and efficiently conduct Company business while traveling and while at different locations provides substantial benefits to the Company that justify the cost of such aircraft usage. The use of Company aircraft, and the housing and automobile benefits described below, enables the Chief Executive Officer and the Chief Operating Officer  to visit Company facilities more frequently and to effectively devote additional time to operational and strategic aspects of the Company’s business, including in the past the development of new product innovations and cost reduction programs that have significantly contributed to the Company’s results,  while traveling and while situated at locations other than corporate headquarters. In 2006 the Chief Executive Officer and the Chief Operating Officer each used Company aircraft for a minimal amount of personal travel with an incremental cost to the Company of $11,562 which usage has also been approved by the Board of Directors for security and other reasons. All named executive officers except the Chief Executive Officer and the Chief Operating Officer have the use of a Company provided automobile. The Chief Executive Officer and the Chief Operating Officer are provided with the use of a Company apartment and, for efficiency and security reasons, are provided with a car and driver when they are in Chicago.

Change in Control Agreements

In 1997 the Company entered into change in control agreements with the named executive officers, excluding the Chief Executive Officer and the Chief Operating Officer. The purpose of these agreements is to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A change in control program protects shareholder interests by enhancing employee focus during rumored or actual change in control activity. The Board of Directors adopted these agreements under the belief that such arrangements are frequently part of executive compensation practices at major public corporations. These agreements were not extended to the Chief Executive Officer and the Chief Operating Officer due to their significant equity stake in the Company. A detailed summary of these agreements is set forth in section entitled “Potential Payments on Termination of Change in Control” below in this proxy statement.

We have no employment agreements with the named executive officers.

Report of the Board of Directors on Executive Compensation

To Our Fellow Stockholders at Tootsie Roll Industries, Inc.:

We, the entire Board of Directors of Tootsie Roll Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, have recommended inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

The entire Board of Directors:

Melvin J. Gordon
Ellen R. Gordon
Barre A. Seibert
Lana Jane Lewis-Brent
Richard P. Bergeman

Summary Compensation Table

The following table sets forth the information required by SEC Regulation S-K Item 402 as to the compensation paid or accrued for the year ending December 31, 2006 for services rendered in all capacities, by our Chairman and Chief Executive Officer, our Vice President/Finance (the principal financial officer) and our three other most highly compensated executive officers during the fiscal year ending December 31, 2006 (the “named executive officers”).

Summary Compensation Table for Fiscal Year Ending December 31, 2006

Name and Principal Position	Salary	Bonus (1)	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total ($)
Melvin J. Gordon	$999,000	$1,890,000	—	—	—	—	$2,388,579	$5,277,579
Chairman and Chief Executive Officer
Ellen R. Gordon	999,000	1,748,000	—	—	—	—	2,376,821	5,123,821
President and Chief Operating Officer
G. Howard Ember, Jr.	693,000	265,000	—	—	—	—	280,086	1,238,086
Vice President/Finance
John W. Newlin, Jr.	976,000	355,000	—	—	—	—	394,743	1,725,743
Vice President/Manufacturing
Thomas E. Corr	915,000	374,000	—	—	—	—	374,688	1,663,688
Vice President/ Marketing and Sales

(1)          Reflects amounts earned under the Management Incentive Plan (MIP) for 2006. The MIP is discussed in the Compensation Discussion and Analysis.

(2)          The All Other Compensation column reflects the following benefits:

•       For each of Mr. Gordon and Mrs. Gordon $1,536,767 and for each of Messrs. Ember, Newlin and Corr between approximately $1,000 and $4,000, reflecting premiums paid by the Company under the split-dollar life insurance agreements in 2006. The Company is entitled to fully recover these and all prior premium payments upon the death of the insured(s) or otherwise under the terms of the agreements. See “Compensation Discussion and Analysis—Split Dollar Life Insurance Agreements” for a more detailed discussion of the split-dollar life insurance agreements.

•       The shared use of Company aircraft by Mr. and Mrs. Gordon, to travel between corporate headquarters and other locations where they maintain both executive offices and personal housing, in the amount of $503,900 for each of Mr. Gordon and Mrs. Gordon. See “Compensation Discussion and Analysis—Perquisites” above for a discussion of the reasons why the Company provides these benefits. Although the Board of Directors has approved these expenditures for Company aircraft as reasonable business expenses because of the actual and potential benefits to the Company, such expenditures are considered compensatory perquisites to Mr. and Mrs. Gordon under an SEC interpretation. The amounts included above reflect the aggregate incremental cost to the Company of travel between these locations by the Gordons, based on the proportion of hours flown for this travel relative to all hours flown. This calculation of aggregate incremental cost includes the proportionate amount of all operating costs and fixed charges (other than depreciation) such as monthly management fees, pilot charges, fuel, maintenance, insurance and other fees.  In 2006 the Chief Executive Officer and the Chief Operating Officer also used Company aircraft for a minimal amount of personal travel, the incremental cost of which was $11,562 for each of Mr. and Mrs. Gordon, which usage has also been approved by the Board of Directors for security and other reasons.

•       The shared use of a Company owned apartment when they are working at the Company’s headquarters in the amount of $60,993 for each of Mr. Gordon and Mrs. Gordon. The amounts in the table with regard to this item include one year of depreciation expense plus the out of pocket costs related to the apartment including real estate taxes, maintenance expenses, utilities and association fees. The Company believes that the cost of owning the apartment over time has been substantially offset by appreciation in the real estate.

•       The following amounts contributed by the Company for the benefit of the named executive officers in 2006 under the Company’s pension plan, profit-sharing plan and EBP: $24,991 for each of the named executive officers with respect to the pension and profit sharing plan; $220,993, $209,235, $102,127, $154,434 and $147,522 for Mr. Gordon, Mrs. Gordon, Mr. Ember, Mr. Newlin and Mr. Corr, respectively, with respect to the EBP; and  $147,000, $204,000, $197,000 for Mr. Ember, Mr. Newlin and Mr. Corr, respectively, with respect to the CAP.

•       Amounts with respect to the costs of personal use of automobiles provided to each of the named executive officers other than Mr. and Mrs. Gordon and, for them, amounts with respect to their shared use of an automobile and driver based on all direct costs of maintaining and operating the automobile and the proportionate cost of the portion of an employee’s time used for driving.

Nonqualified Deferred Compensation for the Fiscal Year Ending December 31, 2006

Name	Executive Contributions in last FY	Company Contributions in last FY(1)	Aggregate Earnings in last FY	Aggregate Withdrawals/ Distributions(2)	Aggregate Balance Related to Executive Contributions at Last FYE(3)	Aggregate Balance Related to Company Contributions at Last FYE(4)	Aggregate Balance at Last FYE
Melvin J. Gordon	—	$220,993	$229,498	—	—	$3,413,260	$3,413,260
Ellen R. Gordon	—	209,235	209,294	—	—	3,137,170	3,137,170
G. Howard Ember, Jr.	—	249,127	541,199	—	1,976,014	3,581,577	5,557,591
John W. Newlin, Jr.	—	358,434	636,870	558,000	1,590,109	5,338,294	6,928,403
Thomas E. Corr	—	344,522	280,489	—	—	4,972,293	4,972,293

(1)          Included as a component of “All Other Compensation” in the Summary Compensation Table.

(2)          Represents the payout of salary previously deferred under the Supplemental Savings Plan as elected by Mr. Newlin.

(3)          Includes salary and/or bonus deferred on behalf of Mr. Ember and Mr. Newlin and the earnings on such amounts under the Supplemental Savings Plan.

(4)          Includes cumulative Company contributions and earnings under the EBP and the CAP for the named executive officers over the named executive officers’ entire working career, which ranges from between 23 and 44 years. As of December 31, 2006, no benefit under the EBP and the CAP has ever been paid to any of the named executive officers.

Summary of Nonqualified Deferred Compensation Plans

Excess Benefit Plan

In general, the EBP provides for Company contributions that are unavailable under tax qualified retirement plans due to federal tax law limitations. Participation in the EBP is automatic for all employees for whom contributions to the qualified plans are so limited. From 1993 to 2006, the Chief Executive Officer and the Chief Operating Officer have accrued only 60% of the benefits they would have otherwise been entitled to under the EBP. EBP account balances are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds as selected by the participants. All of the named executive officers have earned fully vested benefits under the EBP. Distribution of amounts under the EBP is at the discretion of the administrator of the Company’s Profit Sharing Plan, but must occur within 60 days after the year in which the participant terminates employment or the year in which the participant turns 65, whichever is later.

Supplemental Savings Plan

The named executive officers and certain other management employees are eligible to participate in the Supplemental Savings Plan, which is an unfunded, nonqualified deferred compensation plan. Each year, participants can elect to defer up to 16% of their compensation under the Supplemental Savings Plan. The deferral is effective as of the time that the participant is precluded from making deferrals under the tax-qualified Profit Sharing Plan because of certain limits imposed under the Internal Revenue Code. Participant balances in the Supplemental Savings Plan are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds as selected by participants. All benefits under the Supplemental Savings Plan are fully vested. Distributions from a participant’s calendar year accounts are made on the earlier of the date selected by the participant when making a deferral election or the 60th day after the participant terminates employment. If the Company’s debt rating falls below investment grade, participants can withdraw all or part of their calendar year accounts. Withdrawals are also permitted because of financial hardship.

Career Achievement Plan

In 2006, Messrs. Ember, Newlin, Corr and certain other executives (other than the Chief Executive Officer and Chief Operating Officer) participated in the CAP, which is an unfunded, nonqualified deferred compensation plan. The CAP allows the Board to annually grant deferred cash awards to participants based on performance as determined by the Board. Amounts deferred under the CAP are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds, the Moody’s bond index or up to 7,000 shares of Company common stock, as selected by the participants. Each annual CAP award is subject to a separate five year vesting schedule with annual vesting at a rate of twenty percent. CAP benefits are payable only upon an eligible termination of employment or in connection with a change in control of the Company. Upon an employment termination due to death, disability, or retirement on or after age 65, the entire amount accumulated on the participant’s behalf will be distributed within 60 days after employment termination. For all other employment terminations (except for a termination of employment for cause), the participant will forfeit any unvested amounts and commence payment equal to the vested CAP benefit on the later of the first anniversary of the date of employment termination or the 60th day after the participant’s 65th birthday. In general, payments will be made in a single lump sum or in 10 annual installments as elected by the participant. A participant whose employment is terminated for cause will forfeit all CAP benefits. A participant who is employed by the Company on a change in control will receive an immediate lump sum payment of all accumulated CAP benefits. All distributions (other than distributions made by reason of the participant’s death), will be subject to the participant entering into a non-competition and non-solicitation agreement that will be effective beginning on date of the event triggering the right to payment and ending one year after employment termination. Participants will forfeit amounts accrued after January 2, 1999 if they violate the non-competition and non-solicitation agreement.

Section 409A

The EBP, Supplemental Savings Plan and the CAP have not been amended to date to reflect the payment restrictions under the Section 409A of the Internal Revenue Code. The Company intends to comply with Section 409A by amending these plans with respect to amounts that are earned or become vested after December 31, 2004.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to named executive officers upon employment termination in connection with a change in control. For payments made to a participant upon employment termination under our nonqualified deferred compensation plans, see Nonqualified Deferred Compensation for Fiscal Year End December 31, 2006.

Change in Control

The Company has entered into change in control agreements with certain officers including named executive officers other than the Chief Executive Officer and the Chief Operating Officer. These agreements generally provide severance benefits in the event the named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason within two years after a change in control. These benefits include a single lump sum payment equal to:

•        A pro-rata bonus for the year of employment termination (based on the higher of the earned bonus for the last fiscal year or the average bonus earned during the three fiscal years before the change in control)

•        three times the officer’s annual base salary, and

•        three times the higher of the officer’s earned bonus for the last fiscal year or, if higher, the officer’s average bonus over the prior three fiscal years.

The officer is also eligible for three years of continued coverage under our health, life and disability benefit plans at the Company’s cost and a tax gross-up payment to reimburse any federal excise taxes (and related income taxes owed due to the gross-up payment) under Section 4999 of the Internal Revenue Code. The officer would also become vested in, and be paid, any unvested accrued benefits under the Company’s pension, profit sharing and excess benefit plans and the maximum award under the CAP Plan. An officer is required to enter into a non-competition and non-solicitation covenant applicable for one year following the termination of his employment in order to receive these benefits. The Company generally may terminate these agreements prior to a change in control.

A “change in control” for the purposes of these agreements generally consists of any of the following:

•        acquiring 35% or more of the combined voting power of all the then outstanding voting securities of the Company (other than certain related party acquisitions); provided that such voting power is equal to or greater than the combined voting power of the voting securities held by the Gordon family

•        the current board (and their successors nominated by either the board or the Gordon family) ceasing to constitute a majority of the board

•        approval by the Company’s shareholders of a reorganization, merger, consolidation, or a sale of substantially all of the Company’s assets unless:

•       the shareholders of the Company immediately prior to the transaction hold more than 50% of the voting power of the successor,

•       no person (other than certain related parties) acquires combined voting power of the successor’s voting securities equal to or greater than the combined voting power of the voting securities held by the Gordon family or 35% of the combined voting power of all the then outstanding voting securities of the successor and

•       the members of the board prior to the transaction constitute at least a majority of the board of the successor

•        the liquidation or sale of the Company

“Good reason” generally includes any of the following Company actions without the named executive officer’s written consent following a change in control:

•        assigning duties that materially reduce the executive’s position, duties, responsibilities or status with the Company, failure to terminate the executive’s employment in compliance with the terms of the agreement or failing to re-elect the executive to any position held immediately before a change in control

•        reducing annual base salary

•        changing the executive’s office location so that he is based more than 50 miles from the facility where he is located at the time of the change in control

•        failing to continue any employee benefit plan or compensation plan in which the executive participates, including but not limited to the Management Incentive Plan, the Excess Benefit Plan and the Career Achievement Plan (or successors to those plans), or failing to continue his level of participation in those plans

•        failing to continue to provide the executive and his dependents with welfare benefits substantially similar to those in which he participates or materially reducing any of those benefits or depriving him of any fringe benefit (including vacation pay)

•        failing to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under a change in control agreement

Any good faith determination of good reason made by the executive shall be conclusive except that an isolated, insubstantial and inadvertent action taken in good faith and which the Company remedies promptly after receiving notice shall not constitute good reason.

A termination by the Company for cause generally means any of the following:

•        the commission of a felony

•        a material breach by the executive of his duties (other than any failure that results from his incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, which is committed in bad faith and which is not remedied within a reasonable period of time after notice

The following table estimates these change in control benefits as though the named executive officer’s employment was terminated without cause immediately after a Change in Control on December 29, 2006 (the last business day of 2006). Use of these assumptions is required by the Securities and Exchange Commission. With those assumptions taken as a given, the Company believes that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the executive’s employment was not terminated on December 29, 2006 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or if any assumption is not correct in fact.

Change in Control Payment and Benefit Estimates
December 29, 2006

Executive	Aggregate Severance Pay(1)	Present Value of Accelerated Vesting of Deferred Compensation(2)	Welfare Benefit Continuation	Tax Gross Up Payment(3)
Melvin J. Gordon, Chairman and Chief Executive Officer	—	—	—	—
Ellen R. Gordon, President and Chief Operating Officer	—	—	—	—
G. Howard Ember, Jr., Vice President/Finance	2,874,000	175,099	62,170	1,175,974
John W. Newlin, Jr., Vice President/Manufacturing	3,993,000	—	25,620	1,452,531
Thomas E. Corr, Vice President/Marketing and Sales	3,867,000	235,489	52,770	1,436,545

(1)          Assumes that any bonus paid for 2006 is earned and otherwise payable under the Management Incentive Plan.

(2)          Reflects the present value of the accelerated vesting under applicable tax rules.

(3)          Assumes that the tax gross-up is based on the officer’s taxable wages (Form W-2, Box 1) for the years 2001 through 2005 and that the officer’s maximum net combined tax rate equals 58.40%. The total tax gross-up figure does not reflect any reductions that may be taken into account due to the value of the non-competition and non-solicitation agreement under applicable tax rules.

Split Dollar Life Insurance Agreements

If Mrs. Gordon and Messrs. Ember, Newlin and Corr had died on December 29, 2006, their family life insurance trusts would have received $57,731,519, $996,280, $1,015,809 and $995,210, respectively, under whole life insurance policies subject to their split dollar life insurance agreements. No life insurance proceeds would have been payable solely upon the death of Mr. Gordon. An additional $72,601,078 in survivorship life insurance proceeds would have been payable under the split dollar agreements to the Gordon family life insurance trusts in the event that both Mr. Gordon and Mrs. Gordon had died on or about December 29, 2006. All premiums paid by the Company to fund these benefits are fully recoverable upon payment of death proceeds from the life insurance policies subject to the split dollar life insurance agreements. Certain life insurance benefits payable with respect to the Chief Executive Officer and Chief Operating Officer were provided by the Company in lieu of substantial non-qualified deferred compensation benefits that they had accrued or would have accrued during their employment with the Company over a period of approximately 25 years. The compensation consultant determined that the combined amounts surrendered by the Chief Executive Officer and Chief Operating Officer through the end of fiscal year 2005 exceeds the Company’s cost of maintaining the policies subject to these split dollar life insurance agreements. As noted in the Compensation Discussion and Analysis, this benefit is intended to minimize the necessity for the estates of the Chief Executive Officer and Chief Operating Officer to sell large blocks of the Company’s common stock to pay estate taxes that might otherwise disrupt the market for the Company’s shares.

Compensation Committee Interlocks and Insider Participation

During 2006 the Board of Directors of the Company was responsible for determining the compensation of the executive officers of the Company. Mr. Gordon is the Chairman of the Board and Chief Executive Officer of the Company and Mrs. Gordon is the President and Chief Operating Officer. The Chief Executive Officer and the Chief Operating Officer recuse themselves from votes regarding their own compensation, or in circumstances where their participation, as an executive officer of the Company, would affect compliance with federal securities law or Section 162(m) of the Code.

RELATED PERSON TRANSACTIONS

The Company directs the majority of its charitable giving through a foundation in which Mr. and Mrs. Gordon are the sole directors. The foundation supports a number of medical research, educational and other charitable organizations principally located in cities where the Company has operations, as well as a matching gifts program for employees. The Company believes, due to the well-known and long-standing affiliation of Mr. and Mrs. Gordon with the Company, that any private or public recognition of them, which donee institutions sometimes give, provides a benefit to the Company. In 2006 the Board of Directors approved a donation of $700,000 to the foundation.

Policy Regarding Related Persons Transaction

The Board adopted a policy in March 2007 that all direct or indirect transactions between the Company and its executive officers, directors or stockholders holding 5% or more of its voting securities, and any other transactions required to be disclosed as related person transactions by Item 404 of the SEC’s Regulation S-K, shall be in the best interests of the Company and, unless different terms are specifically approved or ratified by disinterested members of the Board, must be on terms that are no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances, or generally available to substantially all employees. All related person transactions or series of similar transactions required to be disclosed pursuant to Regulation S-K Item 404 must be presented to the Board for pre-approval or ratification.

Each of the Company’s directors and executive officers is required by the policy to promptly notify the President of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon he or she becomes aware of a possible transaction. The President is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all material related person transactions be presented to the Board for pre-approval or ratification by disinterested members of the Board in their discretion at its next regularly scheduled meeting, or by consent in lieu of a meeting if deemed appropriate.

For related person transactions that are not required to be disclosed pursuant to Item 404 of Regulation S-K, the President shall determine whether the transaction is in compliance with the policy. If, however, such a non-material related person transaction involves the President or the Chief Executive Officer, the Vice President of Finance and the Treasurer shall jointly determine whether the transaction is in compliance with the policy, unless the amount involved in such non-material related person transaction is in excess of $25,000, in which case the Chairman of the Audit Committee shall determine whether the transaction is in compliance with the policy.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2007. PricewaterhouseCoopers LLP has been the Company’s independent auditors since 1968. Although not required by the Company’s Articles of Incorporation or Bylaws, the Board of Directors deems it to be in the best interest of the Company to submit to the shareholders a proposal to ratify the appointment of PricewaterhouseCoopers LLP and recommends a vote in favor of such ratification. It is not expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

INDEPENDENT AUDITOR FEES AND SERVICES

The following table sets forth the approximate aggregate fees billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for professional services in 2006 and 2005.

	2006	2005
Audit Fees(1)	$536,400	$487,548
Tax Fees(2)	215,591	412,647
Audit related fees(3)	61,000	63,000
All Other Fees(4)	3,600	3,731

(1)          The fees in this category were for services rendered in connection with the annual integrated audit. For 2006 includes $15,000 relating to analysis of new accounting and SEC rules and regulations.

(2)          The fees in this category were for services rendered for tax compliance, tax consulting, and tax planning.

(3)          The fees in this category were for statutory audit services performed in connection with a Mexican subsidiary.

(4)          The fees in this category represent payments for a license to use software relating to accounting rules and regulations.

All audit, audit-related services, tax and other services provided by PricewaterhouseCoopers LLP to the Company are pre-approved by the Audit Committee pursuant to a pre-approval policy adopted by the Audit Committee. Pursuant to that Policy, the Audit Committee may delegate pre-approval to one or more of its members, provided that any member to whom any such authority is delegated shall report any pre-approval of services to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing opinions on (a) the conformity of the Company’s audited financial statements with generally accepted accounting principles, and (b) the Company’s internal control over financial reporting, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the Company’s financial reporting. The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent registered public accountants the firm’s independence from management and the Company.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

As stated in the Audit Committee charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of the Company’s independent registered public accounting firm and management. In giving our recommendation to the Board, the Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

The foregoing report has been approved by the Audit Committee, the members of which are:

Richard P. Bergeman, Chairman

Lana Jane Lewis-Brent

Barre A. Seibert

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

In order to be considered for inclusion in the Company’s proxy materials for the 2008 Annual Meeting of Shareholders, any shareholder proposals should be addressed to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, President, and must be received no later than December 1, 2007. In addition, the Company’s Bylaws establish an advance notice procedure for shareholder proposals to be brought before any annual meeting of shareholders, including proposed nominations of persons for election to the Board of Directors. Shareholders at the 2007 Annual Meeting of Shareholders may consider shareholder proposals or nominations brought by a shareholder of record on March 9, 2007 who is entitled to vote at the 2007 Annual Meeting of Shareholders and who has given the Assistant Corporate Secretary timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder proposal or nomination intended to be brought before the 2007 Annual Meeting of Shareholders must have been received by the Assistant Corporate Secretary on or after February 6, 2007 and on or prior to March 8, 2007. The Assistant Corporate Secretary did not receive notice of any shareholder proposals or nominations relating to the 2007 Annual Meeting of Shareholders. The 2008 Annual Meeting of Shareholders is expected to be held on May 5, 2008. A shareholder proposal or nomination intended to be brought before the 2008 Annual Meeting of Shareholders must be received by the Assistant Corporate Secretary on or February 5, 2008 and on or prior to March 6, 2008.

Shareholders may communicate to the Board of Directors or any individual director in writing, by regular mail, addressed to the Board of Directors or an individual director, care of Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, President. Mrs. Gordon and her staff will compile any such communications and relay them to the applicable Board member or members.

GENERAL

The Board of Directors does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters should be properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2006 is being mailed herewith.

A copy of the Company’s 2006 Annual Report on Form 10-K without exhibits may be obtained without charge upon written request to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: G. Howard Ember Jr., Vice President/Finance. A reasonable charge will be made for requested exhibits.

By Order of the Board of Directors Barry P. Bowen Assistant Secretary

Chicago, Illinois

March 30, 2007

Appendix A

TOOTSIE ROLL INDUSTRIES, INC.

Audit Committee Charter

PURPOSE

The Audit Committee is appointed by the Board of Directors for the primary purposes of:

•       Performing Board of Directors’ oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things:

-         the integrity of the Company’s financial statements;

-         the Company’s compliance with legal and regulatory requirements;

-         review of the independent auditors’ qualifications and independence; and

-         the performance of the Company’s internal audit function and the Company’s independent auditors;

•       Maintaining, through regularly scheduled meetings, a line of communication between the Board of Directors and the Company’s financial management, internal auditors and independent auditors, and

•       Preparing the report to be included in the Company’s annual proxy statement, as required by the Securities and Exchange Commission’s (“SEC”) rules.

COMPOSITION AND QUALIFICATIONS

The Audit Committee shall be appointed by the Board of Directors and shall be comprised of three or more Directors (as determined from time to time by the Board), each of whom shall meet the independence and other qualification requirements of the Sarbanes-Oxley Act of 2002 (the “Act”), the New York Stock Exchange, Inc. and all other applicable laws and regulations. Each member of the Audit Committee shall be financially literate and at least one member of the Audit Committee shall have accounting or related financial management expertise, as each such qualification is interpreted by the Board of Directors in its business judgment.

RESPONSIBILITIES

The Audit Committee will:

(1)          Review and discuss the annual audited financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management and the independent auditors. In connection with such review, the Audit Committee will:

•       Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (as may be modified or supplemented) relating to the conduct of the audit;

•       Review significant changes in accounting or auditing policies;

•       Review with the independent auditors any problems or difficulties encountered in the course of their audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work and management’s response to such problems or difficulties;

•       Review with the independent auditors, management and senior personnel responsible for the internal auditing function the adequacy of the Company’s internal controls, and any significant findings and recommendations with respect to such controls;

•       Review reports required to be submitted by the independent auditor concerning: (a) all critical accounting policies and practices used; (b) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of such alternatives, and the accounting treatment preferred by the independent auditors; and (c) any other material written communications with management;

•       Review (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; and (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements and the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

•       Discuss policies and procedures concerning earnings press releases and review the type and presentation of information to be included in earnings press releases (paying particular attention to any use of any “non-GAAP financial measures” (as defined in SEC rules) or any other “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

(2)          Review and discuss the quarterly financial statements and the Company’s disclosures provided in periodic quarterly reports including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with Management, senior personnel responsible for the internal auditing function and the independent auditor.

(3)          Oversee the external audit coverage. The Company’s independent auditors are ultimately accountable to the Audit Committee, which has the direct authority and responsibility to appoint, retain, compensate, terminate, select, evaluate and, where appropriate, replace the independent auditors. In connection with its oversight of the external audit coverage, the Audit Committee will:

•       Have authority to appoint and replace (subject to stockholder approval or ratification, if deemed advisable by the Board of Directors) the independent auditors;

•       Have authority to approve the engagement letter and the fees to be paid to the independent auditors;

•       Pre-approve all audit and non-audit services to be performed by the independent auditors and the related fees for such services (subject to the inadvertent de minimus exceptions set forth in the Act and the SEC rules);

•       Obtain confirmation and assurance as to the independent auditors’ independence, including ensuring that they submit on a periodic basis (not less than annually) to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for taking appropriate action in response to the independent auditors’ report to satisfy itself of their independence;

•       At least annually, obtain and review a report by the independent auditors describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and to assess the independent auditors’ independence, all relationships between the independent auditors and the Company;

•       Meet with the independent auditors prior to the annual audit to discuss planning and staffing of the audit;

•       Review and evaluate the performance of the independent auditors, as the basis for a decision to reappoint or replace the independent auditors;

•       Set clear hiring policies for employees or former employees of the independent auditors, including but not limited to, as required by all applicable laws and listing rules; and

•       Assure regular rotation of the lead audit partner, as required by the Act, and consider whether rotation of the independent auditor is required to ensure independence.

(4)          Oversee internal audit coverage. In connection with its oversight responsibilities, the Audit Committee will:

•       Review the appointment or replacement of senior personnel responsible for the internal auditing function;

•       Review, in consultation with management, the independent auditors and senior personnel responsible for the internal auditing function, the plan and scope of internal audit activities;

•       Review internal audit activities, budget and staffing; and

•       Review significant reports to management regarding internal auditing and management’s responses to such reports.

(5)          Review with the independent auditors and the senior personnel responsible for the internal auditing function the adequacy of the Company’s internal controls, and any significant findings and recommendations with respect to such controls.

(6)          Resolve any differences in financial reporting between management and the independent auditors.

(7)          Establish procedures for (i) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(8)          Discuss policies and guidelines to govern the process by which risk assessment and risk management is undertaken.

(9)          Meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled.

(10)   Meet periodically (not less than annually) in separate executive session with each of management (including the chief financial officer), senior personnel responsible for the internal auditing function, and the independent auditors.

(11)   As appropriate, obtain advice and assistance from outside legal, accounting or other advisers.

(12)   Report regularly to the Board of Directors with respect to Audit Committee activities.

(13)   Prepare the report of the Audit Committee required by the rules of the SEC to be included in the proxy statement for each annual meeting.

(14)   Review and reassess annually the adequacy of this Audit Committee Charter and recommend any proposed changes to the Board of Directors.

PROCEDURES

(1)          Action.

A majority of the members of the entire Audit Committee shall constitute a quorum. The Audit Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Audit Committee may act by unanimous written consent of all members. However, the Audit Committee may delegate to one or more of its members the authority to grant pre-approvals of audit and permitted non-audit services, provided the decision is reported to the full Audit Committee at its next scheduled meeting.

(2)          Fees.

The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation: (a) to outside legal accounting or other advisors employed by the Audit Committee; and (b) for ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

(3)          Limitations.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditors.

As adopted by the Board of Directors on February 17, 2004.

PROXY

TOOTSIE ROLL INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned shareholder of TOOTSIE ROLL INDUSTRIES, INC. (the “Company”) hereby appoints ELLEN R. GORDON, MICHAEL L. SOFFIN and ROBERT A. GOULDIN, and each of them, as the undersigned’s proxies (with the power of substitution) to vote all the shares of Common Stock and /or Class B Common Stock of the Company which the undersigned would be entitled to vote at the annual meeting of shareholders of such Company to be held on May 7, 2007, at 9:00 A.M. (EDST) and any adjournment thereof, on the matters set forth on the reverse side hereof.

        This Proxy will be voted in accordance with instructions specified on the reverse side, but in the absence of any instructions will be voted “FOR” Items (1) and (2). If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion. The undersigned hereby revokes any proxy heretofore given.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.
A RETURN ENVELOPE IS ENCLOSED.

Address Change/Comments (Mark the corresponding box on the reverse side)

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The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR Proposal 2.	Please / / Mark Here for Address Change or Comments SEE REVERSE SIDE

(1)-	Election of Directors: 01 Melvin J. Gordon, 02 Ellen R. Gordon, 03 Lana Jane Lewis-Brent, 04 Barre A. Seibert, 05 Richard P. Bergeman.
	FOR all nominees listed above (except as marked to the contrary above) / /		WITHHOLD AUTHORITY to vote for all nominees listed above / /	Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.)

(2)-	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year 2007.			(3)-	In their discretion on any other business that may properly come before such meeting.
	FOR / /	AGAINST / /	ABSTAIN / /

Signature	Signature	Date

Please date and sign exactly as name appears hereon. Executors, Administrators, Trustees, etc. should so indicate when signing. If shares are held jointly, both shareholders should sign.

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